UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 20, 2006
HUMAN GENOME SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-22962	22-3178468
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
14200 Shady Grove Road, Rockville, Maryland 20850-7464
(Address of principal executive offices)                     (ZIP Code)
Registrant’s telephone number, including area code: (301) 309-8504
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 20, 2006, Human Genome Sciences, Inc. (the “Company”) announced that the U.S. Government has exercised its option to purchase 20,000 treatment courses of ABthrax(TM) (raxibacumab) for the Strategic National Stockpile. HGS expects to receive approximately $165 million in revenues from this award, following delivery and licensure. The Company expects to receive more than 90% of the total amount upon delivery in 2008. The Company expects to receive the remainder when ABthrax is licensed by the U.S. Food and Drug Administration (“FDA”).
Under the first phase of the contract (Contract Number HHSO10020050006C), which was announced in October 2005, the Company supplied ten grams of ABthrax to the U.S. Department of Health and Human Services (“HHS”) for comparative laboratory testing. The HHS comparative testing results, along with the Company’s own preclinical and clinical study results, formed the basis of the U.S. Government’s decision to move ahead with the second phase of the contract, awarded by HHS under the Project BioShield Act of 2004. Project BioShield is designed to accelerate the development, purchase and availability of medical countermeasures for the Strategic National Stockpile.
Under the second phase of the contract, the Company will manufacture and deliver 20,000 treatment courses of ABthrax to the Strategic National Stockpile. The Company will also complete the additional laboratory and clinical testing required to support the filing of a Biologics License Application (“BLA”) with the FDA, and to support the use of ABthrax in patients with inhalational anthrax disease in the event of an emergency prior to FDA licensure.
A press release with respect to this announcement is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1	Press Release dated June 20, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.
/s/ James H. Davis, Ph.D.
Name:	James H. Davis, Ph.D.
Title:	Executive Vice President, General Counsel and Secretary

Date: June 21, 2006

Exhibit Index

Exhibit	Description
99.1	Press Release dated June 20, 2006